Exhibit 10.1

Adept Technology, Inc.
5960 Inglewood Drive
Pleasanton, CA 94588

Ladies and Gentlemen:

The undersigned (as listed on Schedule I, the “Investors”) hereby severally confirm their respective agreements with Adept Technology, Inc., a Delaware corporation (the “Company”), as follows:

1. This Commitment Letter (collectively, (this “Agreement”), is made as of the date set forth below between the Company and the Investors.

2. The Company has authorized the sale and issuance of an aggregate of (i) 1,391,304 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”) at a price per share equal to $5.75 per share. At the Closing, the Company will issue to the Investors, and the Investors will purchase from the Company, the number of Shares in the amount set forth on Schedule I, and in exchange therefor, the Investors shall pay the aggregate price set forth on Schedule I (the “Purchase Price”).

3. The offering and sale of the Shares (the “Offering”) are being made pursuant to (a) an effective Registration Statement on Form S3, File No. 333204105 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) (including the prospectus contained therein (the “Base Prospectus”), (b) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)), that have been or will be filed with the Commission and delivered to the Investors on or prior to the date hereof (the “Issuer Free Writing Prospectus”), containing certain supplemental information regarding the Shares, the terms of the Offering and the Company and (c) a Prospectus Supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Shares and terms of the Offering that has been or will be filed with the Commission and delivered to the Investors on or prior to the date hereof. Notwithstanding anything contained herein to the contrary, the information and disclosure contained in any Issuer Free Writing Prospectus and the Prospectus Supplement shall be consistent with the terms set forth herein, and nothing contained therein shall modify the terms of this Agreement

4. The Company and the Investors agree that at the Closing the Investors will purchase from the Company and the Company will issue and sell to the Investors the Shares for the aggregate Purchase Price.

5. The completion of the purchase and sale of the Shares (the “Closing”) shall occur no later than three (3) business days after the execution of this Agreement by the Investors and the Company (the “Closing Date”), in accordance with Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the Closing, (a) the Company shall cause the Company’s Transfer Agent, to deliver to each Investor the number of Shares set forth on the signature page hereto registered in the name of such Investor or, if so indicated on Schedule I, in the name of a nominee designated by the Investor, and (b) the aggregate purchase price for the Shares being purchased by each Investor as set forth on Schedule I will be delivered by or on behalf of such Investor to the Company.

6. The Company’s obligation to issue and sell the Shares to each Investor shall be subject to the receipt by the Company from such Investor of the purchase price for the Shares being purchased hereunder by such Investor as set forth on the signature pages hereto.

7. The manner of settlement of the Shares purchased by the Investors hereunder shall be as follows (and the Company and Investors shall take such actions as may be required to effect the following):

Delivery by crediting the account of such Investor’s prime broker (as specified by such Investor on Schedule I) with the Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (“DWAC”) system, whereby such Investor’s prime broker shall initiate a DWAC transaction on the Closing Date using its DTC participant identification number, and released by Computershare Trust Company, N.A., the Company’s transfer agent (the “Transfer Agent”), at the Company’s direction. NO LATER THAN ONE (1) BUSINESS DAY AFTER THE DATE OF EXECUTION OF THIS AGREEMENT BY EACH INVESTOR AND THE COMPANY, SUCH INVESTOR AND THE COMPANY, AS APPLICABLE, SHALL:

(I) DIRECT THE BROKERDEALER (WHICH BROKER-DEAL SHALL BE A DTC PARTICIPANT) AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES PURCHASED BY INVESTORSARE MAINTAINED TO SET UP A DWAC INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II) REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY SUCH INVESTOR TO THE FOLLOWING ACCOUNT DESIGNATED BY THE COMPANY (AS SET FORTH ON SCHEDULE I).

The Company shall direct the Transfer Agent to credit, at the Closing, such Investor’s account or accounts with the Shares being purchased by such Shareholder pursuant to the information contained in the DWAC.

8. Each Investor severally represents as to itself (and not any other Investor) that (a) it has had no position, office or other material relationship within the past three years with the Company (which, for the avoidance of doubt, excludes ownership of Shares), and (b) it is not a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) as of the Closing.

9. Each Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission on or prior to the date hereof) the Base Prospectus, dated May 21, 2015, which is a part of the Company’s Registration Statement, the documents incorporated by reference therein and any free writing prospectus (collectively, the “Disclosure Package”), prior to or in connection with the receipt of this Agreement. Each Investor acknowledges that, prior to the delivery of this Agreement to the Company, the Investors will receive certain additional information regarding the Offering, including pricing information which shall be consistent with the terms set forth herein (the “Offering Information”). Such information may be provided to the Investors by any means permitted under the Securities Act, including the Prospectus Supplement, a free writing prospectus and oral communications, but all such information shall be provided prior to the execution of this Agreement by the Investors and shall be consistent with the terms set forth herein.

10. No offer by any Investor to buy Shares will be accepted and no part of the Purchase Price will be delivered to the Company until such Investor has received or has public access to the Offering Information and the Company has accepted such offer by countersigning this Agreement, and the Company hereby covenants to deliver or otherwise provide access to the Offering Information concurrently with or prior to its execution of this Agreement.

11. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

12. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investors acknowledge and agree that the Company shall deliver its counterpart to the Investors along with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission).

13. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by e-mail, upon the sending thereof so long as a copy of the same is also sent by one of the other means set forth in clauses (i)-(iii) and will be delivered and addressed as follows:

If to the Company:

Adept Technology, Inc.
5960 Inglewood Drive
Pleasanton, CA 94588
Attn:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304
Attn: Lisa A. Fontenot, Esq.
Email: lfontenot@gibsondunn.com

If to an Investor, as set forth on Schedule I for such Investor.

Each party shall provide notice to the other parties of any change in address.

14. Each party hereby acknowledges and agrees that the failure of the other parties to perform their respective agreements and covenants hereunder will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby agrees that any other party shall be entitled to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations, and the parties waive the requirement to post a bond or other collateral in connection therewith or any defense that money damages is a sufficient remedy.

15. The Company and the Investors agree that the Company shall (a) prior to the opening of the financial markets in New York City on June 3, 2015 issue a press release announcing the Offering and disclosing all material information regarding the Offering, and (b) as promptly as practicable after June 2, 2015 file a current report on Form 8-K with the Commission including, but not limited to, a form of this Agreement as an exhibit thereto.

16. In the event that the Company has not satisfied in full its conditions to the obligation of the Investors to complete the closing in Section 5(a) on or prior to the third business day following the date of the execution of this Agreement by all parties, this Agreement shall terminate upon the delivery of written notice thereof by the Investors to the Company and any funds previously remitted by the Investors pursuant to Section 5(a) of this Agreement shall be promptly returned to such Investors. Notwithstanding any termination of this Agreement, any party not in breach of this Agreement shall preserve all rights and remedies it may have against another party hereto for a breach of this Agreement prior to or relating to the termination hereof.

17. Each party shall pay any fees or expenses incurred thereby in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

18. This Agreement supersedes any and all discussions, negotiations, understandings or agreements, written or oral, expressed or implied, between us regarding the transaction contemplated hereby; and may not be contradicted by evidence of any actual or alleged prior, contemporaneous or subsequent understandings or agreements of the parties written or oral, expressed or implied, other than a writing which expressly amends or supersedes this Agreement.

19. For purposes hereof, “Business Day” means any day except Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close by law.

[Signature Page Follows]

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: June __, 2015

[INVESTOR]
By: [•]

By:
Print Name:
Title:
Address:

Agreed and Accepted
this __ day of June 2015:

ADEPT TECHNOLOGY, INC.

By:
Title:	Chief Executive Officer

SCHEDULE I

INVESTOR

[NAME] [Residence] Number of Shares: [•] Purchase Price per Share: $5.75 Aggregate Purchase Price: $[•]

1.	The exact name that your Shares are to be registered in. You may use a nominee name if appropriate:

2.	The relationship between the Investor and the registered holder listed in response to item 1 above:

3.	The mailing address of the registered holder listed in response to item 1 above:

4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

5.	Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained):

6.	DTC Participant Number:

7.	Name of Account at DTC Participant being credited with the Shares:

8.	Account Number at DTC Participant being credited with the Shares:

The address for purposes of notice hereunder, for each of the above named Investors shall be:

In each case, with a copy (which shall not constitute notice) simultaneously transmitted by like means to:

[Adept Wire Instructions]